Exhibit 99.1

Press Release	For More Information Contact:

For Immediate Release	Nils Erdmann	Investor Relations
Pixar Animation Studios
(510) 752-3374

	John Buckley	Brainerd Communicators
(212) 986-6667

Pixar Reports First Quarter Financial Results

EMERYVILLE, CA - (May 5, 2005) Pixar Animation Studios (Nasdaq: PIXR) today announced financial results for its fiscal first quarter ended April 2, 2005. For the quarter, Pixar reported revenues of $161.2 million and earnings of $81.9 million, or $0.67 per diluted share. These results compare to revenues of $53.8 million and earnings of $26.7 million, or $0.23 per diluted share, achieved in the year-ago quarter. These earnings per share calculations reflect the adjusted share count resulting from a 2-for-1 stock split, which took effect April 19, 2005.

“We’re off to a terrific start with The Incredibles shaping up to be the best selling DVD of 2005,” said Pixar CEO Steve Jobs. “Cars is looking great, and we’re also very excited about the ten year anniversary re-release of Toy Story on DVD this Fall.”

The company will discuss its first quarter 2005 earnings results during the conference call to be held today, Thursday, May 5, 2005, at 5:00 p.m. EDT, 2:00 p.m. PDT. The call, hosted by Pixar’s Chairman and Chief Executive Officer, Steve Jobs, and Executive Vice President and Chief Financial Officer, Simon Bax, can be accessed by dialing 888-428-4480 (U.S.) or 651-291-5254 (Int’l) approximately 10 minutes prior to the start time. A replay of the call will be provided through Monday, May 9, 2005 until midnight EDT, 9:00 p.m. PDT. To access the replay, please call 800-475-6701 (U.S.) or 320-365-3844 (Int’l) and reference the reservation code: 778313.

Pixar will also provide live audio streaming of its first quarter 2005 results conference call. The webcast will be accessible through Pixar’s web site at http://www.pixar.com/investor/index.html.

About Pixar Animation Studios

Pixar Animation Studios combines creative and technical artistry to create original stories in the medium of computer animation. Pixar has created six of the most successful and beloved animated films of all time: Toy Story, A Bug’s Life, Toy Story 2, Monsters, Inc., Finding Nemo and The Incredibles. Pixar has won 18 Academy Awards® and its six films have grossed more than $3.2 billion at the worldwide box office to date. The Northern California studio will release its next film, Cars, on June 9, 2006.

This release contains forward-looking information regarding Pixar’s targeted release date for Pixar’s next film and actual results may differ materially. Factors that could cause delays in the release of the film include, but are not limited to: (1) the uncertainties related to production delays; (2) financing requirements or other marketing or distribution factors; (3) personnel availability; (4) external socioeconomic and political events; and (5) the release dates of competitive films. Please refer to Pixar’s 2004 Form 10-K, particularly the sections on risks, for important factors that could cause actual results to differ.

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Pixar Animation Studios

Condensed Statements of Income

(Unaudited, in thousands, except per share data)

	Quarter Ended
	April 2, 2005	April 3, 2004
Revenue:
Film	$157,912	$51,092
Software	3,332	2,732

Total revenue	161,244	53,824

Cost of revenue	27,457	5,904

Gross profit	133,787	47,920

Operating expenses:
Research and development	2,824	3,398
Sales and marketing	762	372
General and administrative	4,375	3,076

Total operating expenses	7,961	6,846

Income from operations	125,826	41,074

Interest income and other	4,776	2,896

Income before income taxes	130,602	43,970

Income tax expense	48,715	17,228

Net income	$81,887	$26,742

Basic net income per share	$0.70	$0.24

Diluted net income per share	$0.67	$0.23

Shares used in computing basic net income per share	117,328	111,582

Shares used in computing diluted net income per share	122,464	117,214

Pixar Animation Studios

Condensed Balance Sheets

(Unaudited, in thousands)

	April 2, 2005	January 1, 2005
ASSETS

Cash and investments	$876,063	$854,784
Receivables, net	192,755	81,962
Prepaid expenses and other assets	3,627	2,227
Deferred income taxes	81,115	70,424
Property and equipment, net	124,445	125,602
Capitalized film production costs	132,379	140,038

Total assets	$1,410,384	$1,275,037

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$1,629	$5,392
Other accrued liabilities	16,583	26,971
Income taxes payable	52,946	14,077
Unearned revenue	8,840	8,502

Total liabilities	79,998	54,942

Shareholders’ equity:
Common stock	717,093	687,387
Accumulated other comprehensive loss	(3,513)	(2,211)
Retained earnings	616,806	534,919

Total shareholders’ equity	1,330,386	1,220,095

Total liabilities and shareholders’ equity	$1,410,384	$1,275,037